                                                                    EXHIBIT 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              YEARS ENDED DECEMBER 31,                SIX  MONTHS
                                                     -------------------------------------------     ENDED JUNE 30,
                                                      1995     1996     1997     1998     1999           2000
                                                     ------   ------   ------   ------   -------        -------
                                                                   (in thousands)
EARNINGS
  Income From Continuing Operations................  47,194   59,246   61,925   53,885    72,856         37,833
  Fixed Charges....................................  36,883   36,485   35,458   30,915    34,305         19,422
  Capitalized Interest.............................    (857)  (1,388)  (1,478)    (795)   (2,133)        (2,265)
                                                     ------   ------   ------   ------   -------        -------
     Total Earnings................................  83,220   94,343   95,905   84,005   105,028         54,990
                                                     ======   ======   ======   ======   =======        =======
FIXED CHARGES
  Interest Expense.................................  35,844   34,922   33,707   29,784    31,563         16,982
  Capitalized Interest.............................     857    1,388    1,478      795     2,133          2,265
  Rental Interest Factor...........................     182      175      273      336       609            175
                                                     ------   ------   ------   ------   -------        -------
     Total Fixed Charges...........................  36,883   36,485   35,458   30,915    34,305         19,422
                                                     ======   ======   ======   ======   =======        =======
RATIO: EARNINGS/FIXED CHARGES......................    2.26     2.59     2.70     2.72      3.06           2.83
                                                     ======   ======   ======   ======   =======        =======